Exhibit 99.1

Forest Road Acquisition Corp. Announces Separate Trading of its Class A Common Stock and
Warrants, Commencing January 15, 2021

New York, NY, January 13, 2020 (BUSINESS WIRE) – Forest Road Acquisition Corp. (NYSE: FRX.U) (the “Company”) announced today that, commencing January 15, 2021, holders of the 30,000,000 units sold in the Company’s initial public offering may elect to separately trade shares of the Company’s Class A common stock and warrants included in the units. The shares of Class A common stock and warrants that are separated will trade on the New York Stock Exchange (“NYSE”) under the symbols “FRX” and “FRX WS”, respectively. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Those units not separated will continue to trade on NYSE under the symbol “FRX.U.” Holders of units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the units into shares of Class A common stock and warrants.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission (“SEC”) and was declared effective on November 24, 2020. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the units and the underlying securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The initial public offering was made only by means of a prospectus. Copies of the prospectus relating to the offering may be obtained by contacting Cantor Fitzgerald & Co., Attention Capital Markets, 499 Park Avenue, New York, NY 10022, or by e-mail at prospectus@cantor.com.

The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue an initial business combination target in any industry, it currently intends to concentrate its search for a target business operating in the technology, media and telecommunications space.

The Company is led by Keith L. Horn, Chief Executive Officer and Director, Tom Staggs, Chairperson of the Strategic Advisory Committee and Director, Kevin Mayer, Strategic Advisor, Zachary Tarica, Chairperson of the Board of Directors and Chief Investment Officer, Salil Mehta, Chief Financial Officer, and Idan Shani, Chief Operating Officer. The team also includes strategic advisors Mark Burg and Shaquille O’Neal, as well as independent directors Martin Luther King III, Peter Schlessel, Sheila A. Stamps and Teresa Miles Walsh.

The Forest Road Company, LLC, the managing member of the Company’s sponsor, is a specialty finance platform across media, real estate, and renewable energy tax credit lending as well as film tax credit administration and tax credit brokerage.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements.” Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and final prospectus for the initial public offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

CONTACT

For Media:

media@forestroadco.com

For Investors:

ir@forestroadco.com